To the Board of Directors of Millennium Capital Venture Holdings, Inc.

c/o W. Scott Lawler, Esq. - Legal Counsel
1530 9th Avenue, S.E.
Calgary, Alberta. T2G OT7

CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS

Grant Thornton LLC, independent chartered accountants, do hereby consent to the use of our report dated April 12, 2003, relating to the independent auditor's reports and audited financial statements of Millennium Capital Venture Holdings Inc. as of December 31, 2002 and 2001 and for the calendar years then ended as appears in Millennium Capital Venture Holdings Inc.'s SB-2 Registration Statement to be filed with the U.S. Securities and Exchange Commission.

Dated: April 29, 2003

/s/ Grant Thornton LLC
Grant Thornton LLC
Chartered Accountants